Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-132936-14 October 10, 2007

Subscription until Oct. 19, 2007

Select Method Reverse Convertible Notes ▪ 5 separate 3 month deals linked to: DE | HES | LEH | RIO | YHOO	Offering Period Closes on: October 19, 2007

This free writing prospectus relates to separate Reverse Convertible Notes offerings, each of which is identified by reference to the underlying shares (set forth in the table below) to which it is linked. We refer to the underlying shares as the Reference Shares. The following are summary indicative terms (subject to change and completion) that relate to each separate Reverse Convertible Notes offering.

SELECT METHOD REVERSE CONVERTIBLE NOTES - OVERVIEW

The Select Method Reverse Convertible Notes (‘SM ReCons’) allow investors to receive an enhanced coupon on a monthly basis regardless of the movements in the Reference Shares. The SM ReCons will provide a return of the principal amount if the closing price of the Reference Shares has not been less than the Knock-In Level during the term of the securities. If the closing price of the Reference Shares is less than the Knock-In Level at any time during the term of the securities, an investor could lose part or all of its principal amount.

The securities are Select Method Reverse Convertible Notes, which means that the reference shares are issued by one of the companies in (i) the S&P 500® Index with the 30 highest HOLT™ scores or (ii) the S&P Latin America 40 Index with the 10 highest HOLT scores, in each case, according to the HOLT scoring methodology.

HOLT SCORING METHDOLOGY - OVERVIEW

HOLT is a service of Credit Suisse. The selection of Reference Shares for each Select Method Reverse Convertibles Notes offering employs the rules-based HOLT scoring methodology that attempts to identify stocks that satisfy corporate performance, momentum and valuation characteristics measured objectively by converting a company’s accounting data into cash flows. This allows comparisons among companies across sectors, regions and over time.

HOLT’s proprietary database includes over 18,000 companies in more than 55 countries.

This rules-based HOLT scoring methodology assigns a score to each company for several variables in the three categories (corporate performance, momentum and valuation), which are then weighted to give an overall score per company. The HOLT scoring methodology is not intended to predict the future market or financial performance of any company nor is the ranking of the companies intended to serve as a qualitative ordering or the companies.

INDICATIVE PRODUCT TERMS

Issuer	:

Credit Suisse acting through its Nassau Branch

Distributor	:

Credit Suisse Securities (USA) LLC

Reference Shares	Ticker	Principal Amount	Coupon Rate p.a.	Initial Share Price	Knock-In Level	CUSIP / ISIN	Prospectus Link
Deere & Company	DE	TBD	10.75%	TBD	80.00%	22542DBM1 / US22542DBM11	2007-60
Hess Corporation	HES	TBD	10.50%	TBD	80.00%	22542DBN9 / US22542DBN93	2007-61
Lehman Brothers Holdings Inc.	LEH	TBD	14.30%	TBD	80.00%	22542DBP4 / US22542DBP42	2007-62
Companhia Vale Do Rio Doce	RIO	TBD	28.35%	TBD	80.00%	22542DBQ2 / US22542DBQ25	2007-63
Yahoo! Inc.	YHOO	TBD	11.50%	TBD	80.00%	22542DBR0 / US22542DBR08	2007-64

Coupon Rate	:	Investors will receive monthly interest payments on the SM ReCons at the relevant rates and on the interest payment dates set forth in the applicable pricing supplement (30/360).
Denomination	:	Minimum initial purchase of U.S. $1,000 per Note and integral multiples of U.S. $1,000 thereafter
Initial Share Price	:	Closing price of the Reference Shares on the Trade Date
Final Share Price	:	Closing price of the Reference Shares on the Valuation Date
Knock-In Level	:	The Initial Share Price multiplied by a percentage set forth above

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Redemption Amount at Maturity	:

For each $1,000 principal amount of SM ReCons, a holder will receive a Redemption Amount equal to:

1) $1,000 (100% of the principal amount of your securities) if:

i. The closing price of the Reference Shares has not been less than the Knock-In Level on any trading day from but not including the trade date to and including the valuation date, OR

ii. If the Final Share Price is at or above the Initial Share Price.

2) Otherwise, the Redemption Amount is a number of Reference Shares equal to $1,000 divided by the Initial Share Price, plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share.

The market value of the Reference Shares you will receive will be less than your principal amount and may be zero.

RELEVANT DATES

Offering Period	:	Closes on Friday, October 19, 2007 @ 2:00pm EST
Trade Date	:	October 19, 2007
Settlement Date	:	October 24, 2007
Valuation Date	:	January 18, 2008
Maturity Date	:	January 24, 2008

ADDITIONAL INFORMATION

Calculation Agent	:	Credit Suisse International
Registration, Listing, and Secondary Market	:

The SM ReCons will be registered with the Securities and Exchange Commission and will not be listed on any exchange.

Credit Suisse Securities (USA) LLC has informed the Issuer that it intends to make a secondary market in the Securities. However, Credit Suisse Securities (USA) LLC has no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

Form of Securities	:

The SM ReCons will be issued in registered form represented by a global security deposited with a common depositary for The Depository Trust Company. Definitive securities will not be issued.

Trustee	:	The Bank of New York

Credit Suisse · Structured Retail Products · 11 Madison Ave, NY, NY 10010 · 1-888-537-4898 · structured.notes@credit-suisse.com

Investment Considerations

You may lose part or all of your principal amount. If the closing price of the reference shares on the relevant exchange is less than the knock-in level at any time from but not including the initial setting date to and including the valuation date and the final share price is lower than the initial share price at maturity, you will not be paid 100% of the principal amount of your securities.

You will not receive more than your principal amount at maturity. At maturity, you will under no circumstances receive more than the principal amount of your securities, and the total payment you receive over the term of the securities will never exceed the principal amount of the securities plus the coupon payments paid during the term of the securities.

No ownership rights in reference shares. An investment in the securities does not entitle you to any ownership interest or rights in the reference shares, such as voting rights, dividend payments or other distributions.

The securities are most suitable for purchasing and holding until the maturity date. The securities are a new issue of securities with no established trading market. Credit Suisse Securities (USA) LLC has informed the Issuer that it intends to make a secondary market in the Securities. However, Credit Suisse Securities (USA) LLC has no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

Possible illiquidity of secondary market. The securities will not be listed on any securities exchange. We cannot assure you that a secondary market for the securities will develop. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss. The market price of the securities may be influenced by many unpredictable factors. Many factors, most of which are beyond our control, will influence the market value of the securities and the price at which Credit Suisse may be willing to purchase or sell the securities in the secondary market.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the pricing supplement subject to completion dated October 10, 2007, product supplement dated October 10, 2007, prospectus supplement dated May 7, 2007 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Investment Considerations” section herein and the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access these documents on the SEC website at www.sec.gov by clicking on the hyperlink to the prospectus in this document or as follows:

http://www.sec.gov/Archives/edgar/data/1053092/000104746907007536/a2180071z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746907007537/a2180078z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746907007538/a2180079z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746907007539/a2180081z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746907007540/a2180082z424b2.htm

HOLTTM is a trademark of Credit Suisse or its affiliates in the United States and other countries.

Credit Suisse · Structured Retail Products · 11 Madison Ave, NY, NY 10010 · 1-888-537-4898 · structured.notes@credit-suisse.com